Exhibit 99.1

SOHU.COM REPORTS FIRST QUARTER 2012 UNAUDITED FINANCIAL RESULTS

Total Revenues were US$227 Million, Up 30% Year-over-Year

GAAP Net Income Before Non-Controlling Interest was US$41 Million,

Non-GAAP Net Income Before Non-Controlling Interest was US$45 Million, Exceeding the High End of Group

Guidance by US$4 Million;

GAAP Fully Diluted EPS of US$0.53, Non-GAAP Fully Diluted EPS of US$0.61, Exceeding the High End of Group

Guidance by 6 US Cents

BEIJING, CHINA, April 30, 2012 – Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, search, gaming, community and mobile service group, today reported unaudited financial results for the first quarter ended March 31, 2012.

First Quarter Highlights

•	Total revenues were US$227 million, up 30% year-over-year and down 8% quarter-over-quarter.

•	Brand advertising revenues were US$61 million, up 7% year-over-year and down 22% quarter-over-quarter.

•	Sogou[1] revenues were US$23 million, up 184% year-over-year and down 1% quarter-over-quarter.

•	Online game revenues reached quarterly record high of US$127 million, up 34% year-over-year and 3% quarter-over-quarter.

•

GAAP net income attributable to Sohu.com Inc. was US$20 million, or US$0.53 per fully diluted share. Non-GAAP[2] net income attributable to Sohu.com Inc. was US$24 million, down 46% year-over-year, or US$0.61 per fully diluted share.

Dr. Charles Zhang, Chairman and CEO of Sohu.com Inc. commented, “In the first quarter, our financial results were mixed. Our brand advertising business got off to a slow start mainly due to the early Chinese New Year holiday and the softening macroeconomic conditions in China.”

Dr. Zhang added, “Good news is search revenues and our overall Sogou business continued to deliver solid growth. And we are pleased with the better than expected results of Changyou, our online game subsidiary. Changyou’s flagship games, TLBB and DDTank, continued to rank among the top games in China in the MMO and Web-based game categories, respectively. Shen Qu, a new Web-based game, was well-received by gamers upon launch, adding to the top-line results. For the remainder of 2012, Changyou has four new games due for launch that feature different genres and graphic styles, and are expected to draw new communities of users while expanding the user base.”

[1]

Sogou operates search and others business and offers Internet value-added services (“IVAS”) with respect to Web games developed by third-party developers. Search and others business include search and Sogou Web Directory. In statements of operations, revenues from search and Sogou Web Directory are recorded as “search and others” revenue, and revenue from IVAS is recorded as “others” revenue.

[2]

Beginning in the fourth quarter of 2011, Sohu revised its non-GAAP reporting methodology to exclude income from reversal of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, in addition to its historical practice of excluding share-based awards from non-GAAP results. Explanation of Sohu’s non-GAAP financial measures and related reconciliations to GAAP financial measures are included in the accompanying “Non-GAAP Disclosure” and the “Reconciliation Of Non-GAAP Results Of Operation Measures To The Nearest Comparable GAAP Measures.”

Commenting on Sohu’s brand advertising business, Ms. Belinda Wang, Co-President and COO added, “We had a challenging first quarter in our brand advertising business. The economic slowdown in China clearly had an impact on advertiser sentiment. Because of lackluster auto sales and the slowing real estate market, many automakers and real estate developers decided to defer their marketing plans. While the overall market was soft, e-commerce and fast-moving consumer goods sectors performed relatively well, each posting over 30% year-on-year revenue growth in the first quarter.”

First Quarter Financial Results

Revenues

Total revenues for the first quarter of 2012 were US$227 million, up 30% year-over-year and down 8% quarter-over-quarter.

Total online advertising revenues, which include revenues from brand advertising and search and others businesses for the first quarter of 2012, were US$83 million, up 27% year-over-year and down 18% quarter-over-quarter.

Brand advertising revenues for the first quarter of 2012 totaled US$61 million, up 7% year-over-year and down 22% quarter-over-quarter. During the first quarter, Changyou integrated the 17173 Business and aims to make 17173 the platform for new services and products targeted for gamers over the coming year. Brand advertising revenues from the 17173 Business, which decreased 34% quarter-over-quarter and increased 4% year-over-year to US$8.2 million.

Search and others revenues for the first quarter of 2012 were US$22 million, up 171% year-over-year and down 6% quarter-over-quarter. The year-over-year increase was mainly due to increase in revenues from pay-for-click services as a result of increased search traffic and improved monetization of traffic, and increase in revenues from online marketing services on the Sogou Web Directory.

Online game revenues for the first quarter of 2012 were US$127 million, up 34% year-over-year and 3% quarter-over-quarter.

Wireless revenues for the first quarter of 2012 were US$13 million, up 14% year-over-year and down 8% quarter-over-quarter.

Gross Margin

Both GAAP and non-GAAP gross margin was 65% for the first quarter of 2012, compared with 71% in the fourth quarter of 2011 and 73% in the first quarter of 2011.

Online advertising gross margin for the first quarter of 2012 was 39%, compared with 59% in the fourth quarter of 2011 and 56% in the first quarter of 2011. Non-GAAP online advertising gross margin for the first quarter of 2012 was 40%, compared with 59% in the fourth quarter of 2011 and 57% in the first quarter of 2011.

Brand advertising gross margin for the first quarter of 2012 was 39%, compared with 61% in the fourth quarter of 2011 and 62% in the first quarter of 2011. Non-GAAP brand advertising gross margin for the first quarter of 2012 was 40%, compared with 61% in the fourth quarter of 2011 and 63% in the first quarter of 2011. The year-over-year decrease in gross margin was primarily due to increases in content and bandwidth costs. The quarter-over-quarter decrease in gross margin was due to decrease in revenues and increase in content and bandwidth costs.

Both GAAP and non-GAAP gross margin for search and others business in the first quarter of 2012 were 39%, compared with 53% in the fourth quarter of 2011 and 16% in the first quarter of 2011. The year-over-year increase in margin was mainly due to higher revenues from online marketing services. The quarter-over-quarter decrease in margin was mainly due to higher traffic acquisition costs (TAC), bandwidth leasing costs and depreciation costs.

Both GAAP and non-GAAP gross margin for online games in the first quarter of 2012 were 87%, compared with 87% in the fourth quarter of 2011 and 91% in the first quarter of 2011. The year-over-year decline was mainly due to higher bandwidth and server costs as Changyou operated a larger portfolio of online games in the first quarter of 2012 and an increase in headcount.

Both GAAP and non-GAAP gross margin for the wireless business for the first quarter of 2012 were 34%, compared with 37% in the fourth quarter of 2011 and 41% in the first quarter of 2011. The year-over-year and quarter-over-quarter decreases were primarily due to increased revenue share with partners.

Operating Expenses

For the first quarter of 2012, operating expenses totaled $95 million, up 48% year-over-year and down 25% quarter-over-quarter. Non-GAAP operating expenses were $92 million, up 55% year-over-year and down 2% quarter-over-quarter. The year-over-year increase in operating expenses was primarily due to an increase in the number of employees and higher expenses associated with marketing and promotion activities.

Operating Profit

Operating profit for the first quarter of 2012 was US$52 million, down 18% year-over-year and up 7% quarter-over-quarter. Operating margin was 23% for the first quarter of 2012, compared with 20% in the previous quarter and 36% in the first quarter of 2011.

Non-GAAP operating profit for the first quarter of 2012 was US$55 million, down 20% year-over-year and 32% quarter-over-quarter. Non-GAAP operating margin was 24% for the first quarter of 2012, compared with 33% in the previous quarter and 39% in the first quarter of 2011.

Income Tax Expense

For the first quarter of 2012, GAAP income tax expense was US$19 million. Excluding a non-cash income tax expense of US$1 million recorded for tax benefits from share-based awards, non-GAAP income tax expense was US$18 million, compared with US$10 million in the previous quarter. The increase in income tax expenses was primarily due to the increase in the applicable tax rates for the major operating entities.

Net Income

Before deducting the share of net income pertaining to the Non-controlling Interest, GAAP net income for the first quarter of 2012 was US$41 million, down 26% year-over-year and 14% quarter-over-quarter. Non-GAAP net income for the first quarter of 2012 was US$45 million, down 26% year-over-year and 42% quarter-over-quarter.

GAAP net income attributable to Sohu.com Inc. for the first quarter of 2012 was US$20 million, or US$0.53 per fully diluted share. Non-GAAP net income attributable to Sohu.com Inc. for the first quarter of 2012 was US$24 million, or US$0.61 per fully diluted share, down 46% year-over-year and 55% quarter-over-quarter.

Cash Balance

Sohu Group continued to maintain a debt-free balance sheet and a cash position of US$761 million as of March 31, 2012.

Stock Purchase Program

On August 29, 2011, Sohu’s board of directors authorized a combined share purchase program of up to US$100 million. As of March 31, 2012, Sohu had repurchased 500,000 Sohu’s ordinary shares and 750,000 Changyou’s ADSs at an aggregated cost of approximately US$55 million under the share purchase program.

Ms. Carol Yu, Co-President and CFO of Sohu.com Inc. commented, “We are pleased with the healthy momentum in our Sogou and Changyou businesses, and are confident that our investments in online video will bring strategic value to Sohu’s future competitiveness.”

Supplementary Information for Online Game Results

First Quarter 2012 Operational Results

•

Aggregate registered accounts for Changyou’s games[3], excluding the Web-based games of Shenzhen 7Road Technology Co., Ltd. (“7Road”), increased 62% year-over-year and 7% quarter-over-quarter to 188.5 million.

•	Aggregate peak concurrent users (“PCU”) for Changyou’s games, excluding 7Road’s Web-based games, increased 8% year-over-year and decreased 8% quarter-over-quarter to 1.08 million.

•	Aggregate active paying accounts (“APA”) for Changyou’s games, excluding 7Road’s Web-based games, increased 8% year-over-year and decreased 2% quarter-over-quarter to 3.11 million.

•	Average revenue per active paying account (“ARPU”) for Changyou’s games, excluding 7Road’s Web-based games, increased 7% year-over-year and 2% quarter-over-quarter to RMB225.

Business Outlook

For the second quarter of 2012, Sohu estimates:

•	Total revenues to be between US$244 million and US$250 million.

•

Brand advertising revenues to be between $68 million and $71 million; this implies a sequential increase of 12% to 16%, and a year-over-year increase of 0.4% to 5%. This includes revenues from 17173 of US$8.5 million to US$9.5 million, which implies a sequential increase of 4% to 16% and a year-over-year increase of 3% to 15%.

•	Sogou revenues to be around US$29 million; this implies a sequential increase of about 28% and an annual growth of about 113%.

•	Online game revenues to be between US$130 million and US$133 million. This implies a sequential increase of 2% to 4% and represents an annual growth of 28% to 31%.

•	Before deducting the share of non-GAAP net income pertaining to the Non-Controlling interest, non-GAAP net income to be between US$34 million and US$37 million.

•	Non-GAAP net income attributable to Sohu.com Inc. to be between US$15.5 million and US$17.5 million, and non-GAAP fully diluted earnings per share to be between US$0.40 and US$0.45.

•

Assuming no new grants of share-based awards, we estimate that compensation expenses and income tax expenses relating to share-based awards to be around US$3 million to US$4 million. The estimated impact of this expense is expected to reduce Sohu’s fully diluted earnings per share for the second quarter of 2012 under US GAAP by 8 to 10 cents.

Non-GAAP Disclosure

Beginning in the fourth quarter of 2011, Sohu revised its non-GAAP reporting methodology to exclude income from reversal of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, in addition to its historical practice of excluding share-based awards from non-GAAP results.

To supplement the unaudited consolidated financial statements presented in accordance with United States Generally Accepted Accounting Principles (“GAAP”), Sohu’s management uses non-GAAP measures of gross profit, operating profit, income tax expense, net income attributable to Sohu.com.Inc. and net income attributable to Sohu.com.Inc. per share, which are adjusted from results based on GAAP to exclude the impact of share-based awards, which consist mainly of share-based compensation expenses and non-cash tax benefits from excess tax deductions related to share-based awards, income from the reversal of contingent considerations previously recorded for acquisitions and goodwill impairment and impairment of intangibles via acquisitions of businesses and the related tax impacts. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

[3]

Excludes Web-based games of 7Road and comprises the following games operated in China: Tian Long Ba Bu (“TLBB”), Duke of Mount Deer (“DMD”), Blade Online, Blade Hero 2, Da Hua Shui Hu, Zhong Hua Ying Xiong, Immortal Faith, and Legend of Ancient World.

Sohu’s management believes excluding the impact of share-based awards, non-cash tax benefits from excess tax deductions related to share-based awards, income from reversal of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact from its non-GAAP financial measure is useful for itself and investors. Further, the impact of share-based awards, non-cash tax benefits from excess tax deductions related to share-based awards, income from reversal of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact cannot be anticipated by management and business line leaders and these expenses were not built into the annual budgets and quarterly forecasts, which have been the basis for information Sohu provides to analysts and investors as guidance for future operating performance. As the impact of share-based awards, non-cash tax benefits from excess tax deductions related to share-based awards, income from reversal of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact does not involve subsequent cash outflow, Sohu does not factor this in when evaluating and approving expenditures or when determining the allocation of its resources to its business segments. As a result, in general, the monthly financial results for internal reporting and any performance measure for commissions and bonuses are based on non-GAAP financial measures that exclude the impact of share-based awards, non-cash tax benefits from excess tax deductions related to share-based awards，income from reversal of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact.

The non-GAAP financial measures are provided to enhance investors’ overall understanding of Sohu’s current financial performance and prospects for the future. A limitation of using non-GAAP gross profit, operating profit, income tax expense, net income attributable to Sohu.com Inc. and net income attributable to Sohu.com Inc. per share, excluding the impact of share-based awards, non-cash tax benefits from excess tax deductions related to share-based awards, income from reversal of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact is that the impact of share-based awards and non-cash tax benefits from excess tax deductions related to share-based awards have been and will continue to be a significant recurring expense in Sohu’s business for the foreseeable future, income from reversal of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact may recur in the future. In order to mitigate these limitations Sohu has provided specific information regarding the GAAP amounts excluded from each non-GAAP measure. The accompanying tables include details on the reconciliation between the GAAP financial measures that are most directly comparable to the non-GAAP financial measures that have been presented.

Notes to Financial Information

Financial information in this press release other than the information indicated as being non-GAAP is derived from Sohu’s unaudited interim financial statements prepared in accordance with GAAP.

Mezzanine Equity consists of non-controlling interests in 7Road and a put option that gives the non-controlling shareholders the right to put their shares to Changyou at a pre-determined price if 7Road achieves specified performance milestones before the expiry of the put option and certain other circumstances occur. The put option will expire in 2014. Non-controlling interests of 7Road and the put option are classified as mezzanine equity in Changyou’s consolidated balance sheets, as redemption of the non-controlling interests is not solely within the control of Changyou.

In accordance with ASC subtopic 480-10, Changyou accretes the balance of non-controlling interests to its redemption value over the period from the date of the 7Road acquisition to the earliest exercise date of the put right. Any subsequent changes in the redemption value are considered to be changes in accounting estimates and are also recognized over the same period as net income attributable to mezzanine classified non-controlling interests.

Safe Harbor Statement

This announcement contains forward-looking statements. It is currently expected that the Business Outlook will not be updated until release of Sohu’s next quarterly earnings announcement; however, Sohu reserves right to update its Business Outlook at any time for any reason. Statements that are not historical facts, including statements about Sohu’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, the current global financial and credit markets crisis and its potential impact on the Chinese economy, the uncertain regulatory landscape in the People’s Republic of China, fluctuations in Sohu’s quarterly operating results, and Sohu’s reliance on online advertising sales, online games and wireless services (most wireless revenues are collected from a few mobile network operators) for its revenues. Further information regarding these and other risks is included in Sohu’s annual report on Form 10-K for the year ended December 31, 2011, and other filings with the Securities and Exchange Commission.

Conference Call and Webcast

Sohu’s management team will host a conference call at 8:30 a.m. U.S. Eastern Time, April 30, 2012 (8:30 p.m. Beijing/Hong Kong time, April 30, 2012) following the quarterly results announcement.

The dial-in details for the live conference call are:

US Toll-Free:	+1-866-519-4004
International:	+1-718-354-1231
Hong Kong:	+852-2475-0994
China Mainland	+86-800-819-0121 / +86-400-620-8038
Passcode:	SOHU

Please dial in 10 minutes before the call is scheduled to begin and provide the passcode to join the call.

A telephone replay of the call will be available after the conclusion of the conference call at 1:30 a.m. Eastern Time on May 1 through May 8, 2012. The dial-in details for the telephone replay are:

International:	+1-718-354-1232
Passcode:	70778761

The live webcast and archive of the conference call will be available on the Investor Relations section of Sohu’s website at http://corp.sohu.com/.

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of web properties and community based/web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; interactive search engine www.sogou.com; #1 games information portal www.17173.com; the top real estate website www.focus.cn; #1 online alumni club www.chinaren.com; wireless value-added services provider www.goodfeel.com.cn; leading online mapping service provider www.go2map.com; and developer and operator of online games www.changyou.com/en/.

Sohu corporate services consist of online brand advertising on its matrix of websites as well as bid listing and home page on its in-house developed search directory and engine. Sohu also offers wireless value-added services such as news, information, music, ringtone and picture content sent over mobile phones. Sohu’s online game subsidiary, Changyou.com (NASDAQ: CYOU) has a diverse portfolio of online games that includes Tian Long Ba Bu, one of the most popular massively multi-player online (“MMO”) games in China, and DDTank, one of the top-ranking Web-based games in China. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its sixteen year of operation.

For investor and media inquiries, please contact:

In China:

Eric Yuan

Sohu.com Inc.

Tel:             +86 (10) 6272-6593

E-mail:        ir@contact.sohu.com

In the United States:

Mr. Jeff Bloker

Christensen

Tel:              +1 (480) 614-3003

E-mail:         jbloker@ChristensenIR.com

SOHU.COM INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended
	Mar. 31, 2012	Dec. 31, 2011	Mar. 31, 2011
Revenues:
Online advertising
Brand advertising	$60,968	$77,736	$57,153
Search and others	21,637	22,979	7,979

Subtotal	82,605	100,715	65,132

Online games	127,446	123,249	94,930
Wireless	13,351	14,456	11,704
Others	3,202	7,733	2,603

Total revenues	226,604	246,153	174,369

Cost of revenues:
Online advertising
Brand advertising (includes stock-based compensation expense of $194, $438 and $702, respectively)	36,892	30,449	21,784
Search and others (includes stock-based compensation expense of $5, $0 and $0, respectively)	13,128	10,779	6,665

Subtotal	50,020	41,228	28,449

Online games (includes stock-based compensation expense of $71, $29 and $33, respectively)	16,408	16,341	8,968
Wireless (includes stock-based compensation expense of $0, $0, and $0, respectively)	8,853	9,154	6,892
Others (includes stock-based compensation expense of $0, $0 and $0, respectively)	4,241	4,734	2,670

Total cost of revenues	79,522	71,457	46,979

Gross profit	147,082	174,696	127,390
Operating expenses:
Product development (includes stock-based compensation expense of $1,172, $1,635 and $1,772, respectively)	38,593	34,612	23,223
Sales and marketing (includes stock-based compensation expense of $534, $859 and $1,089, respectively)	38,654	45,912	28,633
General and administrative (includes stock-based compensation expense of $954, $1,630 and $1,672, respectively)	17,794	18,126	12,166
Goodwill impairment and impairment of acquired intangibles via acquisition of businesses	—	27,511	—

Total operating expenses	95,041	126,161	64,022

Operating profit	52,041	48,535	63,368
Other income/(expense)	1,613	4,561	510
Interest income	6,495	5,488	2,719
Exchange difference	(643)	(499)	(426)

Income before income tax expenses	59,506	58,085	66,171
Income tax expense	18,687	10,828	11,002

Net Income	40,819	47,257	55,169

Less: Net income attributable to the mezzanine classified noncontrolling interest shareholders	1,111	1,105	—
Net income attributable to the noncontrolling interest shareholders	16,600	19,295	10,362

Net income attributable to Sohu.com Inc.	23,108	26,857	44,807

Basic net income per share attributable to Sohu.com Inc.	$0.61	$0.71	$1.17

Shares used in computing basic net income per share attributable to Sohu.com Inc.	38,084	38,076	38,193

Diluted net income per share attributable to Sohu.com Inc.	$0.53	$0.65	$1.01

Shares used in computing diluted net income per share attributable to Sohu.com Inc.	38,485	38,574	38,767

Note:

(a)	The classification of certain comparative figures of online advertising expenses has been changed to conform to the current period presentation.

SOHU.COM INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED, IN THOUSANDS)

	As of Mar 31, 2012	As of Dec 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$761,444	$732,607
Short term investments	30,334	17,560
Investment in debt securities	79,437	79,354
Accounts receivable, net	83,740	87,066
Prepaid and other current assets	41,438	53,894

Total current assets	996,393	970,481

Fixed assets, net	156,075	152,652
Goodwill	159,038	158,905
Intangible assets, net	92,831	69,762
Prepaid non-current assets	270,346	270,282
Other assets	10,554	11,212

Total assets	$1,685,237	$1,633,294

LIABILITIES
Current liabilities:
Accounts payable	$48,574	$31,179
Accrued liabilities	80,415	95,409
Receipts in advance and deferred revenue	74,859	75,809
Accrued salary and benefits	46,307	45,300
Taxes payable	41,589	47,213
Deferred tax liability	1,402	—
Other short-term liabilities	38,423	35,816
Contingent consideration	782	476

Total current liabilities	$332,351	$331,202

Long-term accounts payable	15,105	3,612
Deferred tax liabilities	9,312	5,146
Contingent consideration	17,049	17,009
Total long-term liabilities	$41,466	$25,767

Total liabilities	$373,817	$356,969

MEZZANINE EQUITY	58,428	57,254

SHAREHOLDERS’ EQUITY:
Sohu.com Inc. shareholders’ equity	1,016,246	1,008,425
Noncontrolling Interest	236,746	210,646

Total shareholders’ equity	$1,252,992	$1,219,071

Total liabilities, mezzanine equity and shareholders’ equity	$1,685,237	$1,633,294

SOHU.COM INC.

RECONCILIATIONS OF NON-GAAP RESULTS OF OPERATION MEASURES TO THE NEAREST COMPARABLE GAAP MEASURES

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended Mar. 31, 2012				Three Months Ended Dec. 31, 2011				Three Months Ended Mar. 31, 2011
	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP
		194	(a)			438	(a)			702	(a)

Brand advertising gross profit	$24,076	$194		$24,270	$47,287	$438		$47,725	$35,369	$702		$36,071

Brand advertising gross margin	39%			40%	61%			61%	62%			63%

		5	(a)

Search and others gross profit	$8,509	$5		$8,514	$12,200	$—		$12,200	$1,314	$—		$1,314

Search and others gross margin	39%			39%	53%			53%	16%			16%

		199	(a)			438	(a)			702	(a)

Online advertising gross profit	$32,585	$199		$32,784	$59,487	$438		$59,925	$36,683	$702		$37,385

Online advertising gross margin	39%			40%	59%			59%	56%			57%

		71	(a)			29	(a)			33	(a)

Online games gross profit	$111,038	$71		$111,109	$106,908	$29		$106,937	$85,962	$33		$85,995

Online games gross margin	87%			87%	87%			87%	91%			91%

Wireless gross profit	$4,498	$—		$4,498	$5,302	$—		$5,302	$4,812	$—		$4,812

Wireless gross margin	34%			34%	37%			37%	41%			41%

Others gross profit	$(1,039)	$—		$(1,039)	$2,999	$—		$2,999	$(67)	$—		$(67)

Others gross margin	-32%			-32%	39%			39%	-3%			-3%

		270	(a)			467	(a)			735	(a)

Gross profit	$147,082	$270		$147,352	$174,696	$467		$175,163	$127,390	$735		$128,125

Gross margin	65%			65%	71%			71%	73%			73%

						4,591	(a)
		2,930	(a)			27,511	(b)			5,268	(a)

Operating profit	$52,041	$2,930		$54,971	$48,535	$32,102		$80,637	$63,368	$5,268		$68,636

Operating margin	23%			24%	20%			33%	36%			39%

						4,591	(a)
						26,539	(b)
		2,930	(a)			1,610	(c)			5,268	(a)
		1,048	(c)			(3,150	)(d)			173	(c)

Net income before Non-Controlling Interest	$40,819	$3,978		$44,797	$47,257	$29,590		$76,847	$55,169	$5,441		$60,610

						3,573	(a)
						24,635	(b)
		2,380	(a)			1,610	(c)			4,502	(a)
		1,048	(c)			(2,202	)(d)			173	(c)

Net income attributable to Sohu.com Inc for diluted net income per share (e)	$20,243	$3,428		$23,671	$25,245	$27,616		$52,861	$39,336	$4,675		$44,011

Diluted net income per share attributable to Sohu.com Inc.	$0.53			$0.61	$0.65			$1.36	$1.01			$1.13

Shares used in computing diluted net income per share attributable to Sohu.com Inc.	$38,485			38,658	38,574			38,794	38,767			39,097

Note:

(a)	To eliminate the impact of share-based awards as measured using the fair value method.
(b)	To adjust goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact.
(c)	To adjust non-cash tax benefits from excess tax deductions related to share-based awards.
(d)	To adjust income from reversal of contingent consideration.
(e)	To adjust Sohu’s economic interest in Changyou and Sogou under the treasury stock method and if-converted method, respectively.
(f)	The classification of certain comparative figures of online advertising expenses has been changed to conform to the current period presentation.